Exhibit 4
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza  Columbus, Ohio 43215
(Hereinafter called the Company)
P.O. Box 182449
Columbus, Ohio 43218-2449
1-866-221-1100  (for any inquiries)


NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant beginning on the Income Start Date and continuing thereafter, subject to the terms and conditions of this Contract.

This  Contract  is  provided in return for the  Purchase  Payment
(minimum $35,000).

RIGHT TO EXAMINE

To be sure that the Contract Owner is satisfied with this Contract, the Contract Owner has the right to examine the Contract. Within ten days of the day the Contract is received by the Contract Owner, it may be returned to the Home Office of the Company or the agent through whom it was purchased. When the Contract is received at the Home Office, the Company will void the Contract as though it had never been in force and the Contract Value will be refunded in full.

The Company reserves the right to hold any Purchase Payments allocated to fund Variable Annuity Payments that are received during the Right to Examine period in a money market fund. When the Right to Examine period has expired, the Variable Account Value will be allocated to the underlying fund options specified by the Contract Owner.

For IRAs, if the Contract Owner returns the Contract within the Right To Examine period, the Company will return the Purchase
Payment.

Executed for the Company on the Date of Issue.

/s/ Patricia R. Hatler		/s/ Joseph J. Gasper
    Secretary			    President



Individual Single Purchase Payment Immediate Variable and/or
Fixed Income Annuity, Non-Participating

ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED
ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE
AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

NOTICE - The details of variable provisions are on pages 8, 12, 13 and 14



                            CONTENTS

CONTENTS.                                                 2

DEFINITIONS                                               4

GENERAL PROVISIONS                                        7
     Entire Contract
     Non-Participating
     Incontestability
     Evidence of Survival
     Alteration or Modification
     Assignment
     Protection of Proceeds
     Misstatement of Age or Sex
     Reports
     Number
     Return of Contract During Right to Examine Period
DEDUCTIONS AND CHARGES PROVISIONS                         8
     Variable Account Charge
     Deduction for Premium Taxes
OWNERSHIP PROVISIONS                                      9
     Contract Ownership
     Joint Ownership
     Annuitant/Joint Annuitant
     Beneficiary
PURCHASE PAYMENT PROVISIONS                              11
     Purchase Payment
     Purchase Payment Allocation
VARIABLE ACCOUNT PROVISIONS                              12
     Annuity Income Units
     Net Investment Factor
     Substitution of Underlying Mutual Fund Shares
     Living Credits

ANNUITY PROVISIONS                                       13
     Income Start Date
     Fixed Annuity Payments
     Variable Annuity Payment - First Payment
     Variable Annuity Payments - Subsequent Payments
     Frequency and Amount of Payments
     Annual Benefit Leveling

TRANSFERS PROVISIONS                                     15

RESTRICTIONS ON WITHDRAWALS PROVISIONS                   16
     Restrictions on Withdrawals from TSAs and IRAs
     Withdrawals from Roth IRAs
     Suspension or Delay of Withdrawal
REQUIRED DISTRIBUTION PROVISIONS                         17
     Required Distribution - Non-Qualified Contracts
     Required Distribution - TSAs and IRAs
     Required Distribution - Roth IRAs
DEATH PROVISIONS PRIOR TO THE INCOME START DATE          20
     Death of Contract Owner
     Death of Annuitant
DEATH PROVISIONS AFTER THE INCOME START DATE             21
     Death of Contract Owner
     Death of Annuitant
INCOME SPECIFICATIONS                                  INSERT


DEFINITIONS

Annuitant - The person upon whose continuation of life any lifetime annuity payments depend. The Annuitant is the recipient of annuity payments unless otherwise designated by the Contract
Owner.

Annuity Income Unit(s) - An accounting unit of measure used to calculate the value of Variable Annuity Payments after the first payment.

Assumed Investment Return (AIR) - The net investment return required to maintain level Variable Annuity Payments. The selected Assumed Investment Return is stated in the Income Specifications and will be used in calculating the initial Variable Annuity Payment.

Assumed Investment Return Factor - The Assumed Investment  Return
Factor adjusts the Annuity Income Unit value based on the Assumed
Investment Return chosen by the Contract Owner and permitted under this Contract.

Beneficiary - The person designated to receive certain benefits under the Contract upon the later death of the Annuitant or the Joint Annuitant, if any, as applicable.

Code - The Internal Revenue Code of 1986, as amended.

Commutation Value - The value of future annuity payments that are converted (commuted) into a lump sum. The Commutation Value may be available under certain Income Options (see Income Specifications), and may be available to Beneficiaries when an Annuitant dies before all term certain payments have been made.

Company - Nationwide Life Insurance Company.

Constant Maturity Treasury (CMT) Rates - The CMT Rates are interest rate quotations for various maturity durations published by the Federal Reserve Board on a regular basis. These rates represent a readily available and consistently reliable interest rate benchmark in financial markets.

Contingent Beneficiary - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the later death of the Annuitant or Joint Annuitant, if any.

Contract   -  The  rights,  benefits,  duties,  obligations   and
guarantees set forth in this document, the application and the Income Specifications.

Contract  Owner   (Owner) - The person who possesses  all  rights
under the Contract.

Contract Value - The value of any amount allocated to the Variable Account (plus or minus any investment experience), plus any amount designated for the purchase of Fixed Annuity Payments, less any distributions previously made.

Date of Issue - The date the Contract becomes effective as shown on the Income Specifications.

Fixed Annuity Payment(s) - Annuity payments that are guaranteed by the Company as to dollar amount.

Home Office - The main office of the Company located in Columbus, Ohio.

Income  Option  -  The  type  of  annuity  payments  chosen   and
identified on the Income Specifications.

Income  Specification(s) - Information unique to  the  individual
Contract   Owner(s),   Annuitant(s),  and  Beneficiary(ies)   who
purchase, or have an interest in this Contract, regarding the elected Income Option.

Income Start Date - The date the Company calculates the schedule of annuity payments and begins processing necessary to initiate annuity payments. The date payments are actually received will vary, but generally is within seven to ten days following the date the schedule of annuity payments is calculated.

Individual Retirement Annuity (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Code that is established for the exclusive benefit of the Contract Owner or the Contract Owner's beneficiaries.

Investment Option(s) - The Underlying Mutual Funds that are purchased by the Variable Account and accounted for in separate Sub-Accounts of the Variable Account. The performance of selected Investment Options determines the value of Variable Annuity Payments after the first Variable Annuity Payment.

IRA Conversion Contributions - Amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code, other than a Roth IRA.

Joint Annuitant - A person other than the Annuitant upon whose continuation of life any lifetime annuity payments may depend.

Joint Owner - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. If a Joint Owner is named, references to Contract Owner and Joint Owner will apply to both the Contract Owner and the Joint Owner, or either of them, unless the context requires otherwise.

Minimum Distribution(s) - The amount required to be withdrawn from Tax Sheltered Annuities and IRAs to meet distribution requirements under the Code.

Net Asset Value - The value of one share of an Underlying Mutual Fund at the end of a market day or at the close of the New York Stock Exchange. Net Asset Value is computed by adding the value of all portfolio holdings plus other assets, deducting liabilities and then dividing the result by the number of shares outstanding.

Non-Qualified  Contract - A Contract which does not  qualify  for favorable tax treatment under the provisions of Sections  401  or
403(a)  (Qualified Plans), 403(b) (Tax-Sheltered Annuities),  408
(IRAs) or 408A (Roth IRAs) of the Code.

Qualified Plan(s) - A retirement plan that receives favorable tax treatment under the provisions of Sections 401 or 403(a) of the Code.

Roth IRA - An individual retirement annuity meeting the requirements of Section 408A of the Code.

Purchase Payment - The consideration for which this Contract is issued.

Sub-Accounts  - Separate and distinct divisions of  the  Variable
Account.   Each Sub-Account corresponds to a specific  Underlying
Mutual Fund upon which investment performance is based.

Tax Sheltered Annuity (TSA) - An annuity which qualifies for treatment under Section 403(b) of the Code.

Underlying Mutual Funds - The registered management investment companies in which the assets of the Sub-Accounts of the Variable
Account will be invested.

Valuation  Date  - Each day the New York Stock Exchange  and  the
Company's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account Underlying Mutual Fund shares such that the current Net Asset Value of its Annuity Income Units might be materially affected. If the required information has not been received by the time indicated, then the date used for valuation will be the next day the New York Stock Exchange and the Company's Home Office are open for business.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Account - A separate investment account of the Company into which the Purchase Payment may be allocated.

Variable Account Value - The amount allocated to the Variable Account plus or minus investment experience minus any distributions from the Variable Account previously made. For life contingent Income Options, living credits are also periodically added to the Variable Account Value.

Variable Annuity Payment(s) - Annuity Payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Investment Options.

GENERAL PROVISIONS

Entire Contract

This Contract, riders and endorsements, if any, make up the entire agreement between the Company and the Contract Owner. Statements in the Contract are deemed representations and not warranties. The Contract is established for the exclusive benefit of the Contract Owner or the Contract Owner's Beneficiaries.

Non-Participating

This Contract is non-participating. It will not share in the surplus of the Company.

Incontestability

This Contract will not be contested.

Evidence Of Survival

Where any payments under this Contract depend on a person being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

Alteration or Modification

Changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of the Company.
No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded by the Company as required by the Code, the Internal Revenue Regulations or other relevant provisions of law. Unless otherwise provided, other changes to the Contract will be made only with mutual agreement of the Company and the Contract Owner. A copy of the amendment will be furnished to the Contract Owner.

The Company reserves the right to discontinue any Income Option for new Contracts.

Assignment

This Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than to the Contract Owner.

Protection of Proceeds

To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Annuitant or Joint Annuitant, if any, has been misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be made based on the correct age or sex. The dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract; the dollar amount of any underpayment made by the Company will be paid in full with the next payment due under the Contract.

Proof of age or sex of an Annuitant or Joint Annuitant, if any, may be required at any time in a form satisfactory to the Company.

Reports

If an Income Option which includes Variable Annuity Payments is selected, the Company will, at least annually, send a statement to the Contract Owner showing:

1.    the  number  of  Annuity Income Units for  each  Investment
Option; and

2.    the  value  of  an Annuity Income Unit for each  Investment
Option.

Such  statement will include no information about  Fixed  Annuity
Payments since they do not vary from payment to payment.

A confirmation statement will be sent each time amounts are transferred among Investment Options or if partial or full withdrawals, as permitted by Income Option, are taken.

Number

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular.

Return of Contract During Right to Examine Period

Any Contract, if mailed in the U.S. in an envelope properly addressed, with first class postage affixed, that is returned during the Right to Examine period will be deemed to be mailed on the date of the postmark, registration or certification.

DEDUCTIONS AND CHARGES PROVISIONS

Variable Account Charge

The  Company  deducts  a  charge of  [1.50%]  from  the  Variable
Account.   This charge is applied on a daily basis at  an  annual
rate against the assets of the Variable Account.

The Company guarantees that the Variable Account charge will not increase regardless of variations in the Company's expenses or mortality experience.

Deduction for Premium Taxes

The Company will deduct any applicable premium taxes from this Contract in compliance with applicable state law. If the Company is required to pay premium taxes prior to any distribution under this Contract, such distribution will be reduced by the amount of the premium tax.

OWNERSHIP PROVISIONS

Contract Ownership

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN
HIMSELF/HERSELF  AS CONTRACT OWNER, THE PURCHASER  WILL  HAVE  NO
RIGHTS UNDER THE CONTRACT.

Upon application, the Contract Owner designates/elects:

1.   An Annuitant and Joint Annuitant, if applicable;

2.The  frequency of payments, Income Option,  Assumed  Investment
  Return, and Income Start Date (subject to the restrictions set forth in this Contract);

3.   A Beneficiary and any Contingent Beneficiary, if applicable;

4.The  portion  of  the Purchase Payment used to  purchase  Fixed
  Annuity Payments and/or Variable Annuity Payments;

5.   The allocation among the Investment Options; and

6.   Any optional benefits that may be provided under the elected
Income Option.

Once elected on the application, the Income Option cannot be changed.

Between the Date of Issue and the Income Start Date, the Contract
Owner has the right to:

1.   Cancel the Contract during the Right to Examine period;

2.   Change the Beneficiary and Contingent Beneficiary;

3.   Change allocations among Investment Options;

4.Elect to take a partial or full withdrawal (the right to take partial or full withdrawals will depend on the Income Option selected and will be subject to any restrictions found in the Death Provisions Prior to Income Start Date and Restrictions on Withdrawals provisions); and

5.Elect  or  revoke  prior election of annual  benefit  leveling.
  (Annual  benefit  leveling is an optional method  of  receiving
  Variable  Annuity  Payments.  Please  see  the  Annual  Benefit
  Leveling section.)

After the Income Start Date and prior to the death of the Annuitant, the Contract Owner has the right to:

1.   Change the Beneficiary and Contingent Beneficiary;

2.   Change allocations among Investment Options;

3.Elect a partial or full withdrawal (the right to take partial or full withdrawals will depend on the Income Option selected and will be subject to any restrictions found in the Death Provisions Prior to Income Start Date and Restrictions on Withdrawals provisions); and

4. Elect or discontinue annual benefit leveling. (Please see the Annual Benefit Leveling section.)

All changes (except those to annual benefit leveling) will take effect as of the time such changes are recorded by the Company, whether or not the Contract Owner or Annuitant is living at the time the Company makes such recording. The Company shall have no liability as to any payment made or action taken by the Company before recording of such change.

The Company may require that all changes be made in writing, or in a form otherwise acceptable by the Company. The Company reserves the right to require that a signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

Joint Ownership

Joint Owners must be spouses at the time joint ownership is requested. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise permitted by the Company, the exercise of any ownership right shall require a written request signed by both Contract Owners.

If a Contract Owner who is not also the Annuitant dies before the Income Start Date and there is a surviving Joint Owner, the Joint
Owner shall become the Contract Owner.

If a Contract Owner who is also the Annuitant dies before the Income Start Date and there is a surviving Joint Owner, the Contract will terminate and the Contract Value will be paid to the Joint Owner.

A Joint Owner can be named only in a Non-Qualified Contract.

Annuitant/Joint Annuitant

The Annuitant (and any Joint Annuitant, if applicable) must be age 85 or younger at the time the Contract is issued, unless the Company has approved a request for an Annuitant or Joint Annuitant older than age 85. Once designated, the Annuitant (and any Joint Annuitant, if applicable) cannot be changed. Joint Annuitants can be elected only if permitted under the elected Income Option.

For Contracts that are issued as IRAs or TSAs, the Contract Owner must be the Annuitant and the entire interest of the Annuitant in the Contract is nonforfeitable. For any such Contract, if a joint and survivor Income Option is elected, the Joint Annuitant must be the spouse of the Annuitant.

Beneficiary

The Beneficiary is the person who may receive benefits under the Contract if the Annuitant (and the Joint Annuitant, if any) dies after the Income Start Date.

If more than one Beneficiary survives the Annuitant (and the Joint Annuitant, if any), each will share equally unless otherwise specified on the application. If there is no surviving Beneficiary upon the death of the Annuitant, all Beneficiary rights will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified on the application. If no Beneficiary or Contingent Beneficiary survives the Annuitant (and the Joint Annuitant, if any), all Beneficiary rights will vest with the Contract Owner, or the estate of the last surviving Contract Owner.

If the Annuitant (and the Joint Annuitant, if any) dies prior to the Income Start Date, the Beneficiary will be entitled to the proceeds of the Contract if there is no surviving Contract Owner or Joint Owner.

PURCHASE PAYMENT PROVISIONS

Purchase Payment

The Contract is provided in return for a Purchase Payment which may not be less than [$35,000]. No additional purchase payments will be accepted or permitted. However, in instances where the Contract is being funded from multiple sources, such as an exchange of multiple contracts into the Contract, multiple deposits into the Contract will be accepted prior to the Income Start Date and at the discretion of the Company. The cumulative total of all purchase payments under this and any other annuity contract(s) or certificate(s) issued by the Company having the same Contract Owner and/or Annuitant may not exceed [$2,000,000] without the prior written consent of the Company.

For contracts issued to TSAs, Purchase Payments, exclusive of rollovers, made during any taxable year shall not exceed the
Section 402(g) of the Code limit for the calendar year in which such taxable year begins. Section 402(g) of the Code limit applies to Purchase Payments that are elective deferrals within the meaning of Section 402(g)(3) of the Code and made under this Contract and all other contracts, plans or arrangements of the Contract Owner's employer. However, the maximum amount of Purchase Payments that may be made by the Contract Owner may be increased or decreased under the provisions of Sections 403(b) or 415 of the Code.

For Contracts issued as IRAs, except in the case of a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), or 408 (d)(3)) of the Code, no contributions will be accepted unless they are in cash, and the total of such contributions  shall  not  exceed the  limit  specified  in  Code
Section 219(b)(1)(A) for any taxable year. Any refund of the Purchase Payment (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

In the case of a Roth IRA, the contribution limits of Section 219(b)(1)(A) of the Code for a taxable year are gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single Contract Owner, the annual contribution is phased out between AGI of $95,000 and $110,000; for a married Contract Owner who files jointly, between AGI of $150,000 and $160,000; and for a married Contract Owner who files separately, between $0 and $10,000. In the case of a conversion, the custodian will not accept IRA Conversion Contributions in a tax year if the Contract Owner's AGI for that tax year exceeds $100,000 or if the Contract Owner is married and files a separate return. Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

Notwithstanding any provision of the Contract to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with
Section 414(u) of the Code.

Purchase Payment Allocation

For any particular Income Option elected, the Purchase Payment may be allocated to provide Variable Annuity Payments, Fixed Annuity Payments or a combination of Variable Annuity Payments and Fixed Annuity Payments. The chosen allocation between Fixed Annuity Payments and Variable Annuity Payments is shown on the Income Specifications and may not be changed. For information regarding transfers among Investment Options, see the Transfers Provisions.

VARIABLE ACCOUNT PROVISIONS

The Company owns the assets in the Variable Account. Gains and losses from assets allocated to the Variable Account, whether or not realized, will be credited to or charged against the Variable Account without regard to the Company's other gains or losses.

Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business conducted by the Company.

Annuity Income Units

The value of an Annuity Income Unit for any Valuation Date is determined as follows:

1.The  Annuity  Income  Unit value for the immediately  preceding
  Valuation Date is multiplied by the net investment factor (see below) for the Sub-Account for the Valuation Period ending on the Valuation Date for which the Annuity Income Unit value is being calculated.

2.The  result  is  multiplied  by the Assumed  Investment  Return
  Factor, shown on the Income Specifications, adjusted for the number of days in the Valuation Period. The Assumed Investment Return Factor adjusts the Annuity Income Unit value based on the Assumed Investment Return chosen by the Contract Owner and permitted under this Contract.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Date to the next. The product of the Assumed Investment Return Factor, adjusted for the number of days in the Valuation Period, and the net investment factor may be greater or less than one and cause the value of an Annuity Income Unit to increase or decrease.

The  net  investment factor for any Sub-Account for any Valuation
Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)is the net of:

   1. the  Net  Asset  Value per share of the  Underlying  Mutual
       Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

   2. the per share amount of any dividend or capital gains distributions made by the Underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period;

(b)is the net result of the Net Asset Value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period;

(c)is a factor representing the Variable Account charge plus additional charges for any riders or options which become a part of the Contract.

Certain funds credit dividends on a daily basis and pay such dividends once a month. For such funds, the net investment factor on each Valuation Date reflects the daily dividend credited.

Substitution of Underlying Mutual Fund Shares

If the shares of the Underlying Mutual Funds should no longer be available for investment by the Variable Account or if in the judgment of the Company's management further investment in such Underlying Mutual Fund shares would be inappropriate in view of the purposes of the Contract, the Company may substitute shares of another Underlying Mutual Fund for shares already purchased or to be purchased through the reallocation of invested amounts.

In the event of such substitution or change, the Company may, by appropriate endorsement, make such changes to this and other contracts of this class as may be necessary to reflect such substitution or change. Nothing contained herein shall prevent the Variable Account from purchasing other securities for other series or classes of contracts.

Living Credits

If the Contract Owner elects a life contingent Income Option, living credits are periodically added to the Variable Account Value. The value of the Variable Annuity Payments to be made in connection with a life contingent Income Option is based in part on the life expectancy of the Annuitant(s). Each month an
Annuitant lives slightly increases the age that he or she is expected to live. This in turn increases the value of payments to be made. This increase is known as a living credit.

ANNUITY PROVISIONS

Income Start Date

The Income Start Date is a date chosen by the Contract Owner(s) as the date the Company calculates the schedule of annuity payments and begins processing necessary to initiate annuity payments. The date payments are actually received will vary, but generally is within seven to ten days following the Income Start Date. This date is shown on the Income Specifications. The
Income Start Date must be no earlier than the day after the end of the Right to Examine period and no later than 60 days after the Date of Issue. The frequency of annuity payment dates selected (monthly, quarterly, semi-annually, or annually) is shown on the Income Specifications.

Fixed Annuity Payments

Fixed Annuity Payments provide a guaranteed amount of income that will be the same on each date a payment is received, unless the Income Option calls for a reduction in annuity income upon the death of the Annuitant or Joint Annuitant or if a withdrawal has been taken.

The Fixed Annuity Payment amount will be determined by the following factors:

1.    the  portion of the Purchase Payment allocated  to  provide
Fixed Annuity Payments;

2.the  age  and  sex (based upon contract type and in  compliance
  with   applicable  state  law)  of  the  Annuitant  (and  Joint
  Annuitant, if any);

3.   the Income Option selected;

4.   the frequency of payments;

5.   the Income Start Date;

6.   the deduction of any applicable premium tax; and

7.   the Date of Issue of the Contract.

Variable Annuity Payment - First Payment

The first Variable Annuity Payment is determined by the following factors:

1.    the  portion of the Purchase Payment allocated  to  provide
Variable Annuity Payments;

2.   the Variable Account Value on the Income Start Date;

3.the  age  and  sex (based upon contract type and in  compliance
  with   applicable  state  law)  of  the  Annuitant  (and  Joint
  Annuitant, if any);

4.   the Income Option selected;

5.   the frequency of payments;

6.   the Income Start Date;

7.   the selected Assumed Investment Return;

8.   the deduction for any applicable premium tax; and

9.   the Date of Issue of the Contract.

Variable Annuity Payments - Subsequent Payments

Variable Annuity Payments after the first payment will vary in accordance with the investment performance of the Underlying Mutual Funds selected by the Contract Owner after the investment performance is adjusted by the Assumed Investment Return Factor. The dollar amount of such subsequent payments is determined as described below.

For each Sub-Account the Contract Owner has selected, the portion of the first annuity payment that is funded by that Sub-Account is divided by the Annuity Income Unit value for that Sub-Account as of the Income Start Date. This establishes the number of Annuity Income Units that each Sub-Account provides for each Variable Annuity Payment after the first. The number of Annuity Income Units provided by each Sub-Account remains constant during the annuity payment period, unless the Income Option calls for a reduction in annuity income upon the death of the Annuitant or Joint Annuitant, if any withdrawal option allowed under the Income Option elected has been exercised or if a transfer to or from another Investment Option has been made.

The number of Annuity Income Units provided by each Sub-Account is multiplied by the Annuity Income Unit value for that Sub-Account for the Valuation Date for which the payment is due. The sum of these results for all Sub-Accounts in which the Contract Owner is invested establishes the dollar amount of the Variable Annuity Payment.

Subsequent Variable Annuity Payments may be greater or less than the preceding payment, based on whether the net investment performance of selected Investment Options is greater or lesser than the Assumed Investment Return.

Frequency and Amount of Payments

Payments will be made based on the Income Option and frequency selected. Frequencies that may be selected include: monthly, quarterly, semi-annually, or annually. In no event will the Company make payments under an Income Option less frequently than annually.

If any payment would be or becomes less than [$100], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$100].

Annual Benefit Leveling

If the Contract Owner has elected annual benefit leveling, Variable Annuity Payments will be adjusted to reflect the performance of the Investment Options once every twelve months instead of with every payment. On the Income Start Date or the Income Start Date anniversary on which annual benefit leveling commences, the number of Annuity Income Units necessary to make these payments will be calculated. These Annuity Income Units will be redeemed from the Sub-Accounts and transferred to the Company's general account, where the annual benefit leveling interest rate at that time will be used to calculate the guaranteed amount of level payments for the following year.

The level payment calculated on each subsequent Income Start Date anniversary could be higher or lower than the level payment for the previous year.

An election to start or discontinue annual benefit leveling will take effect only on the Income Start Date or Income Start Date anniversary. In order for such an election to take effect on the next Income Start Date anniversary, the Company must receive the election at least five days prior to the Income Start Date anniversary. If the Contract Owner has elected annual benefit leveling the process of calculating leveled Variable Annuity Payments will take place on each subsequent Income Start Date anniversary until the Contract Owner instructs otherwise. However, the Company reserves the right to discontinue offering annual benefit leveling. Should the Company discontinue annual benefit leveling, anyone receiving leveled Variable Annuity Payments will continue to do so until the next Income Start Date anniversary.

TRANSFERS PROVISIONS

Any portion of the Purchase Payment that is allocated to provide Fixed Annuity Payments may not be transferred to any Sub-Accounts. Similarly, any portion of the Purchase Payment that is allocated to provide Variable Annuity Payments may not be transferred to provide Fixed Annuity Payments.

However, any portion of the Purchase Payment that is allocated to provide Variable Annuity Payments may be reallocated by the Contract Owner among the Sub-Accounts. Generally, transfers among the Sub-Accounts may occur once daily without charges and penalties. The Company reserves the right to limit such transfers to [12] per year or to assess a fee for any transfer in excess of [12] per year.

All transfers involving the purchase or redemption of mutual fund shares by the Variable Account, however, may be subject to restrictions or requirements imposed by the Underlying Mutual Fund. Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a Sub-Account that occur within a certain number of days following the date of allocation to the Sub-Account. Such fees may vary by Sub-Account, but will only apply to those Sub-Accounts corresponding to Underlying Mutual Funds that explicitly require the assessment of such fees.

In  addition, the Company reserves the right to refuse  or  limit any transfer requests, or take any other action it deems necessary with respect to transfers among certain Sub-Accounts in order to protect Contract Owners, Annuitants, and Beneficiaries from negative investment results that may arise due to short-term trading strategies, or other harmful investment practices, employed by certain Contract Owners or by third parties acting on behalf of certain Contract Owners. Failure by the Company to take action in any one or more instances with respect to this section shall not be deemed or construed as a further or continuing waiver of this section.

RESTRICTIONS ON WITHDRAWALS PROVISIONS

Restrictions on Withdrawals from TSAs and IRAs

The surrender of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Section 402(g)(3)(C) of the Code), or transfers from a Custodial Account described in Section 403(b)(7) of the Code, may be executed only when the Contract Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These surrender limitations apply to the following portions of the Contract Value:

     (1) salary reduction contributions to TSAs made for plan years beginning after December 31, 1988;

     (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

     (3) all amounts transferred from custodial accounts described in Section 403(b)(7) of the Code (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein, but may be subject to restrictions found in the employer's plan or the Code.

Any distribution other than the above, including exercise of a contractual Right to Examine period may result in the immediate application of taxes and penalties under Section 72 of the Code. A premature distribution may not be eligible for rollover treatment. To assist in preventing disqualification in the event of a surrender during the Right to Examine period, the Company will agree to transfer the proceeds to another contract which meets the requirements of Section 408, 403(b), 401 or 457 of the Code, upon proper direction by the Contract Owner.

Withdrawals from Roth IRAs

A distribution from a Roth IRA, including exercise of a contractual Right to Examine period, may result in the immediate application of taxes under Code Section 72 pursuant to Code
Section 408A(d) and penalties under Code Section 72. A premature distribution may not meet the requirements for a Qualified Distribution. A premature distribution may not be eligible for Qualified Rollover Contribution treatment. To assist in preventing disqualification in the event of a surrender during the Right to Examine period, the Company will agree to transfer the proceeds to another contract which meets the requirements of
Section  408A of the Code, upon proper direction by the  Contract
Owner.

Suspension or Delay of Withdrawal

The Company has the right to suspend or delay the date of any withdrawal from the Variable Account for any period, whether it occurs before or after the Income Start Date:

1.   when the New York Stock Exchange is closed;

2.   when trading on the New York Stock Exchange is restricted;

3.when an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4.during  any  other  period  when the  Securities  and  Exchange
  Commission,  by  order,  so  permits  for  the  protection   of
  security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist.

Payment of funds from the Variable Account will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. The Company reserves the right to delay payment of the withdrawal of any portion of the Commutation Value of Fixed Annuity Payments for up to six months from the date the request is received by the Company.

REQUIRED DISTRIBUTION PROVISIONS

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Code Section 72(s). In no event shall any payment be deferred beyond the time limits permitted by Code
Section 72(s). The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Payments commencing on the Required Beginning Date will not be less than the lesser of the quotient obtained by dividing the entire interest of the Annuitant, determined as of the end of the prior calendar year, by the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and the Beneficiary (whichever is applicable).

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by the Company, prescribed by the regulations and elected by the Contract Owner.

Required Distribution--Non-Qualified Contracts

Upon the death of any Contract Owner or Joint Owner (each of the foregoing "a deceased Contract Owner"), certain distributions for Non-Qualified Contracts are required by Code Section 72(s). Notwithstanding any provision of the Contract to the contrary, the following distributions shall be made in accordance with such requirements.

1.If  any  deceased  Contract Owner died on or after  the  Income
  Start Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Contract Owner's death.

2.If  any deceased Contract Owner died prior to the Income  Start
  Date, then the entire interest in the Contract (consisting of either the death benefit, if applicable, or the entire value in the Contract reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

     (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Joint Owner, Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by Federal Treasury Regulations.

     (b) If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect to become the Contract Owner of this Contract, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary Annuitant as defined in Code Section 72(s)(6)(B).

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Code Section 72(s) by reason of Section 72(s)(5) or any other law or rule. Such contracts include, but are not limited to, any Contract issued as an IRA or a TSA.

Required Distribution - TSAs and IRAs

The entire interest of an Annuitant under a TSA or IRA is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and regulations thereunder including proposed income tax regulations ("Proposed Treasury Regulations"), as applicable, and will be paid, as requested by the Contract Owner, notwithstanding anything else contained herein, to the Contract Owner over a period not exceeding:

  A.the  life  of the Contract Owner or the lives of the Contract
     Owner and the Contract Owner's designated beneficiary; or

  B.a period not extending beyond the life expectancy of the Contract Owner or the joint and survivor life expectancy of the Contract Owner and the Contract Owner's designated beneficiary.

If the Contract Owner's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, then (1) for an IRA, payments are required to commence not later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the "required beginning date"), and (2) if the Contract is issued as a TSA, payments are required to commence not later than the first day of April following the later of the calendar year in which the Contract Owner attains the age of 70 1/2 or the Contract Owner retires (the "required beginning date").

Payments commencing on the required beginning date will not be less than the lesser of the quotient obtained by dividing the entire interest of the Contract Owner, determined as of the end of the prior calendar year, by the applicable distribution period as described in Proposed Treasury Regulation 1.401(a)(9)-5, Q&A 4.

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Contract interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Contract Owner's death, as described in Proposed Treasury Regulation 1.401(a)(9)-5.

If  the  Contract Owner dies before distribution of  his  or  her interest commences, the Contract Owner's entire interest will  be
distributed  in  accordance  with  one  of  the  following   four
provisions:

  1.The Contract Owner's entire interest will be paid within five years after the date of the Contract Owner's death.

  2.If  the Contract Owner's interest is payable to a Beneficiary and the Contract Owner has not elected (1) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the
     Beneficiary commencing not later than December 31 of the year bearing the date of the Contract Owner's death, or such later date as may be permitted by the income tax regulations.

  3.There is no designated Beneficiary and the Contract Owner has not elected (1) above, the entire interest will be distributed in substantially equal periodic payments over the remaining life expectancy of the Contract Owner's age on the Contract Owner's birthday in the calendar year of death.

  4.If  the  Beneficiary of the Contract Owner  is  the  Contract
     Owner's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of (i) December 31 of the calendar year immediately following the calendar year in which the Contract Owner died; or (ii) December 31 of the calendar year in which the deceased Contract Owner would have attained age 70 1/2. If such surviving spouse dies before distributions begin under this provision, this section shall be applied as if the surviving spouse were the Contract Owner.

For purposes of the foregoing, payments will be calculated by use of the applicable distribution period as set forth in Proposed
Treasury Regulation 1.401(a)(9)-5.

For purposes of this requirement, any amount paid to a child of the Contract Owner will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Contract Owner, the surviving spouse may elect to treat the
Contract as his or her own, whether or not distributions had commenced prior to the death of the Contract Owner. If the spouse elects to become the Contract Owner and the Death Benefit that would have been payable exceeds the Contract Value, then the Contract Value will be increased to be equal to the amount that would have been paid as the Death Benefit. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

For TSAs these provisions apply only to the portion of the Contract Value in a 403(b) TSA which accrued after December 31, 1986. Amounts accruing prior to January 1, 1987, will be distributed in accordance with the rules in effect prior to the Tax Reform Act of 1986.

Required Distribution - Roth IRAs

If the Contract Owner dies before his or her entire interest is distributed to him or her and the Contract Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Contract Owner or, if the Contract Owner has not so elected, at the election of the beneficiary or beneficiaries, either:

  A.Be distributed by December 31 of the year containing the fifth anniversary of the Contract Owner's death; or

  B.Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Contract Owner's death, in accordance with Proposed Treasury Regulation 1.401(a)(9)-5.

If distributions do not begin by the date described in B., distribution method A. will apply.

In the case of distribution method B. above, to determine the minimum annual payment for each year, divide the Contract Owner's entire interest in the contract as of the close of business on December 31 of the preceding year by the applicable distribution period as described in Proposed Treasury Regulation 1.401(a)(9)- 5.

If the Contract Owner's spouse is the sole beneficiary on the Contract Owner's date of death, such spouse will then be treated as the Contract Owner.

Upon the death of a Contract Owner, the designated Beneficiary must elect a method of distribution which complies with these above required Distribution provisions and which is acceptable to the Company. Such election must be made within 60 days of the Contract Owner's death.

DEATH PROVISIONS PRIOR TO THE INCOME START DATE

All provisions relating to the death of the Contract Owner may be subject to the Required Distribution Provisions.

Death of Contract Owner

If the Contract Owner who is not the Annuitant dies prior to the Income Start Date, ownership rights will vest in the surviving Joint Owner, if any. If there is no surviving Joint Owner, ownership rights, as outlined in the Contract Ownership section, will vest in the Annuitant. Subject to the Required Distribution Provisions, the Annuitant will be entitled to receive scheduled annuity payments.

If the Contract Owner who is also the Annuitant dies prior to the Income Start Date, the terms of the Death of Annuitant section will apply.

Death of Annuitant

If the Annuitant dies prior to the Income Start Date, this Contract will terminate and the Contract Value shall be paid to the surviving Contract Owner.

If there is no surviving Contract Owner, the Beneficiary will be entitled to elect a lump sum distribution or to receive annuity benefits in accordance with the Required Distribution Provisions.

DEATH PROVISIONS AFTER THE INCOME START DATE

Death of Contract Owner

If any Contract Owner dies after the Income Start Date, annuity payments will continue to be made to the Annuitant under the originally elected Income Option and ownership rights will vest in any surviving Joint Owner. If there is no surviving Joint Owner, ownership rights will vest in the primary Annuitant.

Death of the Annuitant

If the Annuitant dies after the Income Start Date, the terms of the Income Option as elected by the Contract Owner at time of application will apply.